EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Tully’s Coffee Corporation 2004 Stock Option Plan, of our report dated May 21, 2004, except for Note 22, as to which the date is June 25, 2004, appearing in the Annual Report on Form 10-K of Tully’s Coffee Corporation for the year ended March 28, 2004.

/s/ Moss Adams LLP

Seattle, Washington

December 17, 2004